Exhibit (3)(i)

AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

VALLEY NATIONAL BANCORP

Valley National Bancorp, a New Jersey corporation, pursuant to N.J.S.A. 14A:7-15.1, does hereby certify as follows:

(a) The name of the corporation is Valley National Bancorp (the “Corporation”).

(b) A 5% stock dividend was declared by the Corporation on April 11, 2007, pursuant to which one (1) share of common stock of the Corporation (“Common Stock”), no par value, will be distributed on May 25, 2007 for each twenty (20) shares of Common Stock, no par value, held by shareholders on the record date of May 11, 2007. A resolution approving the share division was adopted by the Board of Directors of the Corporation at its regular meeting held on April 11, 2007.

(c) The shares division will not adversely affect the rights or preferences of the holders of outstanding shares and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

(d) There were issued and outstanding, as of the record date of May 11, 2007, 114,520,871 shares of Common Stock, no par value, which are the shares subject to the share division. As a result of the share division in which one (1) share will be issued for every twenty (20) shares issued and outstanding, those 114,520,871 shares will be divided into 120,246,915 shares issued and outstanding.

(e) The Corporation is hereby amending its certificate of incorporation in connection with the share distribution as follows:

The first sentence of “Article V” shall be amended to read as follows:

“The total authorized capital stock of the Corporation shall be 211,796,274 shares, consisting of 181,796,274 shares of Common Stock and 30,000,000 shares of Preferred Stock which may be issued in one or more classes or series.”

IN WITNESS WHEREOF, Mitchell L. Crandell, First Vice President and Controller of Valley National Bancorp, has executed this Certificate on behalf of Valley National Bancorp this 16th day of May, 2007.

VALLEY NATIONAL BANCORP

By:	/s/ Mitchell L. Crandell
Mitchell L. Crandell
First Vice President and Controller